Exhibit 99.1

TO:	All Directors and Executive Officers of Bank of the Ozarks, Inc. or Bank of the Ozarks

FROM:	Paul Moore
Chief Financial Officer

DATE:	July 22, 2003

RE:	Insider Trades During 401(k) Blackout Period

Effective August 31, 2003, Bank of the Ozarks, Inc. (“Ozark”) will transfer custody of the assets of Bank of the Ozarks, Inc. 401(k) Plan (the “Plan”) as a result of the scheduled conversion of the trust department’s accounting system from SEI Trust Company to SunGard Asset Management Systems, Inc. There will be a short period during which the participants’ assets in the Plan will be frozen, and they will not be able to conduct transactions. Under Section 306 of the Sarbanes Oxley Act of 2002, this time period when the assets in the Plan are frozen is considered the “blackout period.” During the blackout period, no director or executive officer of Ozark is permitted to directly or indirectly, purchase, sell, or transfer any outstanding shares of Ozark’s common stock, or derivative thereof, which were acquired in connection with service or employment as a director or executive officer. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service. SEC regulations provide very limited exceptions that may permit you to engage in securities transactions during the blackout period (e.g., gifts to family members), but any such transactions are subject to the Company’s insider trading policy and must be pre-cleared with me.

The blackout period is expected to begin August 23, 2003 and end during the week of September 1-5, 2003. Because the blackout period will continue through the commencement of the Company’s normal quarterly black-out period pursuant to the Company’s existing insider trading policy, you will be restricted from trading in Ozark’s common stock until after the issuance of Ozark’s third quarter earnings release.

If you should have any questions concerning the blackout period described in this notice, please contact Paul Moore at Bank of the Ozarks, Inc., 12615 Chenal Parkway, Little Rock, Arkansas 72211, Tel.: (501) 978-2291.